Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated June 4, 2021, with respect to our audit on the financial statements of Life Spectacular, Inc. as of and for the years ended December 31, 2020 and 2019, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

June 30, 2021